UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report

August 19, 2013

(Date of earliest event reported)

ERBA Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

14100 NW 57th Court	33014
Miami Lakes, Florida	(Zip Code)
(Address of principal executive offices)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 19, 2013, Kishore “Kris” Dudani and Philippe Gadal (collectively, the “Directors”), each a member of the Board of Directors (the “Board”) of ERBA Diagnostics, Inc. (the “Company”), delivered to the Company conditional resignations from the Board as described in further detail below (the “Conditional Resignations”). Each Director’s current three-year term as a member of the Board expires at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”), which is currently scheduled to be held on September 10, 2013. Each Director has been nominated to be re-elected to serve as a member of the Board for a three-year term expiring at the annual meeting of stockholders of the Company to be held during the fiscal year ending December 31, 2016.

At the Annual Meeting, the Company’s stockholders will be voting on a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to declassify the Company’s Board (the “Proposal”). Each Conditional Resignation states that, if and only if the Proposal to declassify the Company’s Board is approved by the Company’s stockholders at the Annual Meeting, then each Director will resign from his position as a member of the Board with such resignation effective at the annual meeting of stockholders of the Company to be held during the fiscal year ending December 31, 2014 such that each Director will serve only one year of his three-year term. The Conditional Resignations also state that the Directors understand that they will be eligible to be nominated for election at the annual meeting of stockholders of the Company to be held during the fiscal year ending December 31, 2014. If the Proposal to declassify the Company’s Board is not approved by the Company’s stockholders at the Annual Meeting, then the Directors’ Conditional Resignations will not be effective and the Directors will serve for the entire three-year term on the Board expiring at the annual meeting of stockholders of the Company to be held during the fiscal year ending December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

ERBA Diagnostics, Inc.

Dated: August 22, 2013	By:	/s/ Mohan Gopalkrishnan
Mohan Gopalkrishnan,
Vice President – Operations